SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------


                    Under the Securities Exchange Act of 1934

                                 SCHEDULE 13G/A
                               (Amendment No. 2)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                              1-800 Contacts, Inc.
                              --------------------
                                (Name of Issuer)



                     Common Stock, $0.01 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)



                                    681977104
                                  ------------
                                 (CUSIP Number)

                                  May 31, 2006
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X|  Rule 13d-1(b)
         |_| Rule 13d-1(c)
         |_| Rule 13d-1(d)


                               Page 1 of 12 Pages

                                 SCHEDULE 13G/A

CUSIP No. 681977104                                        Page 2 of 12 Pages
-----------------------------------------------------------------------------
1) NAME OF REPORTING PERSON

            LaGrange Capital Partners, L.P.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            13-4106878
-----------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) |_|

                                                          (b) |X|
-----------------------------------------------------------------------------
3) SEC USE ONLY


-----------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-----------------------------------------------------------------------------
                                5) SOLE VOTING POWER

       NUMBER                          1,311,202
       OF                     -----------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        0
       EACH                   -----------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            1,311,202
                              -----------------------------------------------
                                8) SHARED DISPOSITIVE POWER

                                        0
-----------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,311,202
-----------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     |_|
-----------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.3%
-----------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    PN
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 681977104                                        Page 3 of 12 Pages
-----------------------------------------------------------------------------

1) NAME OF REPORTING PERSON

            LaGrange Capital Partners Offshore Fund, Ltd.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

-----------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                             (b) |X|
-----------------------------------------------------------------------------
3) SEC USE ONLY


-----------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
-----------------------------------------------------------------------------
                                5) SOLE VOTING POWER

       NUMBER                          318,259
       OF                     -----------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        0
       EACH                   -----------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            318,259
                              -----------------------------------------------
                                8) SHARED DISPOSITIVE POWER

                                        0
-----------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    318,259
-----------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       |_|
-----------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.2%
-----------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    CO
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 681977104                                        Page 4 of 12 Pages
-----------------------------------------------------------------------------

1) NAME OF REPORTING PERSON

            LaGrange Capital Administration, L.L.C.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            73-1713931
-----------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                             (b) |X|
-----------------------------------------------------------------------------
3) SEC USE ONLY


-----------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
-----------------------------------------------------------------------------
                                5) SOLE VOTING POWER

       NUMBER                          1,629,461
       OF                     -----------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        0
       EACH                   -----------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            1,629,461
                              -----------------------------------------------
                                8) SHARED DISPOSITIVE POWER

                                        0
-----------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,629,461
-----------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        |_|
-----------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.6%
-----------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IA
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 681977104                                        Page 5 of 12 Pages
-----------------------------------------------------------------------------

1) NAME OF REPORTING PERSON

            Frank LaGrange Johnson

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

-----------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                             (b) |X|
-----------------------------------------------------------------------------
3) SEC USE ONLY


-----------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
-----------------------------------------------------------------------------
                                5) SOLE VOTING POWER

       NUMBER                          1,645,122
       OF                     -----------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        0
       EACH                   -----------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            1,645,122
                              -----------------------------------------------
                                8) SHARED DISPOSITIVE POWER

                                        0
-----------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,645,122
-----------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     |_|
-----------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.7%
-----------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IN
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1(a).   Name of Issuer:

1-800 Contacts, Inc.


Item 1(b).   Address of Issuer's Principal Executive Offices:

66 E. Wadsworth Park Drive
Draper, UT  84020


Item 2(a).   Name of Persons Filing:

(i)   LaGrange Capital Partners, L.P.
(ii)  LaGrange Capital Partners Offshore Fund, Ltd.
(iii) LaGrange Capital Administration, L.L.C.
(iv)  Frank LaGrange Johnson

(collectively, the "Reporting Persons" and each a "Reporting Person")


Item 2(b).   Address of Principal Business Office or, if None, Residence:

Each of the Reporting Persons has a business address at 1270 Avenue of the Americas, Suite 2200, New York, New York 10020.


Item 2(c).   Citizenship:

(i)    LaGrange Capital Partners, L.P.
       Delaware

(ii)   LaGrange Capital Partners Offshore Fund, Ltd.
       Cayman Islands

(iii)  LaGrange Capital Administration, L.L.C.
       Delaware

(iv)   Frank LaGrange Johnson
       USA


Item 2(d).   Title of Class of Securities:

Common Stock, $0.01 par value per share


Item 2(e).   CUSIP Number:

681977104


Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) |_| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c)


                               Page 6 of 12 Pages

            (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

            (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |X| Investment Adviser in accordance with ss.
                  240.13d-1(b)(1)(ii)(E)

            (f) |_| Employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F)

            (g) |_| Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

            (h) |_| Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i) |_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j) |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)


Item 4.      Ownership.

(i)  LaGrange Capital Partners, L.P.(1)

     (a) Amount beneficially owned: 1,311,202

     (b) Percent of class: 9.3%(2)

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote: 1,311,202

         (ii)  Shared power to vote or to direct the vote: 0

         (iii) Sole power to dispose or to direct the disposition of:
                        1,311,202

         (iv)  Shared power to dispose or to direct the disposition of:

                        0

---------------
(1) The general partner of LaGrange Capital Partners, L.P. is LaGrange Capital Management, L.L.C., a limited liability company organized under the laws of Delaware. Frank LaGrange Johnson is the sole member of LaGrange Capital Management, L.L.C.

(2) Percentages are based on 14,009,689 shares of Common Stock outstanding as of May 4, 2006 (as set forth on the Issuer's Form 10-Q, filed on May 11, 2006 with the Securities and Exchange Commission).

                               Page 7 of 12 Pages

(ii)  LaGrange Capital Partners Offshore Fund, Ltd.(3)

      (a) Amount beneficially owned: 318,259

      (b) Percent of class: 2.2%(4)

      (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 318,259

          (ii)  Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of:

                        318,259

          (iv)  Shared power to dispose or to direct the disposition of:
                        0

-------------
(3) The investment manager of LaGrange Capital Partners Offshore Fund, Ltd. is LaGrange Capital Administration, L.L.C., a limited liability company organized under the laws of Delaware. Frank LaGrange Johnson is the sole member of LaGrange Capital Administration, L.L.C.

(4) Percentages are based on 14,009,689 shares of Common Stock outstanding as of May 4, 2006 (as set forth on the Issuer's Form 10-Q, filed on May 11, 2006 with the Securities and Exchange Commission).


(iii) LaGrange Capital Administration, L.L.C.(5)

      (a) Amount beneficially owned: 1,629,461

      (b) Percent of class: 11.6%(6)

      (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 1,629,461

          (ii)  Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of:

                        1,629,461

          (iv)  Shared power to dispose or to direct the disposition of:

                        0

---------------
(5) Frank LaGrange Johnson is the sole member of LaGrange Capital
Administration, L.L.C.

(6) Percentages are based on 14,009,689 shares of Common Stock outstanding as of May 4, 2006 (as set forth on the Issuer's Form 10-Q, filed on May 11, 2006 with the Securities and Exchange Commission).


                               Page 8 of 12 Pages

(iv)  Frank LaGrange Johnson

      (a)  Amount beneficially owned: 1,645,122

      (b)  Percent of class: 11.7%(7)

      (c)  Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote: 1,645,122(8)

           (ii)  Shared power to vote or to direct the vote: 0

           (iii) Sole power to dispose or to direct the disposition of:

                        1,645,122

           (iv)  Shared power to dispose or to direct the disposition of:
                        0

-------------
(7) Percentages are based on 14,009,689 shares of Common Stock outstanding as of May 4, 2006 (as set forth on the Issuer's Form 10-Q, filed on May 11, 2006 with the Securities and Exchange Commission).

(8) Includes 15,661 shares of Common Stock owned by Mr. Johnson that are currently being held in an individual retirement account and a personal trading account and 1,400 shares of Common Stock owned by Susan Ely Johnson, wife of Frank LaGrange Johnson, that are currently being held in an individual retirement account. Mr. Johnson disclaims any beneficial ownership of the shares of Common Stock owned by his wife.



Item 5.      Ownership of Five Percent or Less of a Class.

Not applicable.


Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.


Item 8.      Identification and Classification of Members of the Group.

Not applicable.


Item 9.      Notice of Dissolution of Group.

Not applicable.


                               Page 9 of 12 Pages

Item 10.     Certification.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.




                               Page 10 of 12 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated as of June 12, 2006

                                LaGrange Capital Partners, L.P.

                                By:  LaGrange Capital Management, L.L.C.,
                                         its General Partner

                                By:   /s/  Frank LaGrange Johnson
                                     --------------------------------------
                                      Frank LaGrange Johnson, its sole Member

Dated as of June 12, 2006

                                LaGrange Capital Partners Offshore Fund, Ltd.

                                By:  LaGrange Capital Administration, L.L.C.,
                                           its Investment Manager

                                By:   /s/  Frank LaGrange Johnson
                                      --------------------------------------
                                      Frank LaGrange Johnson, its sole Member


Dated as of June 12, 2006

                                LaGrange Capital Administration, L.L.C.

                                By:   /s/  Frank LaGrange Johnson
                                      ---------------------------------------
                                      Frank LaGrange Johnson, its sole Member

Dated as of June 12, 2006

                                By:   /s/  Frank LaGrange Johnson
                                      --------------------------------------
                                      Frank LaGrange Johnson



                               Page 11 of 12 Pages

                                   EXHIBIT A

                            Agreement of Joint Filing

         Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

          This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated as of June 12, 2006

                                LaGrange Capital Partners, L.P.

                                By:  LaGrange Capital Management, L.L.C.,
                                         its General Partner

                                By:  /s/  Frank LaGrange Johnson
                                     --------------------------------------
                                     Frank LaGrange Johnson, its sole Member


Dated as of June 12, 2006

                                LaGrange Capital Partners Offshore Fund, Ltd.

                                By:  LaGrange Capital Administration, L.L.C.,
                                           its Investment Manager

                                By:   /s/  Frank LaGrange Johnson
                                      --------------------------------------
                                      Frank LaGrange Johnson, its sole Member


Dated as of June 12, 2006
                                LaGrange Capital Administration, L.L.C.

                                By:   /s/  Frank LaGrange Johnson
                                      ---------------------------------------
                                      Frank LaGrange Johnson, its sole Member


Dated as of June 12, 2006

                                By:   /s/  Frank LaGrange Johnson
                                      --------------------------------------
                                      Frank LaGrange Johnson



                               Page 12 of 12 Pages